Exhibit 5

Blank Rome, LLP
The Chrysler Building, 405 Lexington Avenue
New York, New York 10174
212-885-5000

December 15, 2006

WMS Industries Inc.
800 South Northpoint Blvd.
Waukegan, Illinois 60085

Re: WMS Industries Inc. Form S-8 Registration Statement

Ladies and Gentlemen

You have requested our opinion in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) registering 2,500,000 additional shares (the “Shares”) of the Company’s common stock, par value $.50 per share (“Common Stock”), issuable pursuant to the WMS Industries Inc. Amended and Restated 2005 Incentive Plan, as amended (the "2005 Plan") and the stock purchase rights accompanying each Share (the “Rights”) in accordance with the Rights Agreement, dated as of March 5, 1998, between the Company and The Bank of New York (the “Rights Plan”).

In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the 2005 Plan; (ii) the Rights Plan; (iii) the Registration Statement; (iv) the Company’s Restated Certificate of Incorporation, as amended; (v) proceedings of the Board of Directors of the Company; (vi) proceedings of the stockholders of the Company; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

In rendering this opinion, we have assumed that: (i) the Shares will be issued in accordance with the terms and conditions of the Plan; (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate the issuance of the Shares; and (iii) the per share consideration received by the Company in exchange for the issuance of any Shares shall not be less than the par value per share of the Common Stock.

We have also assumed that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. It should be understood that our opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the 2005 Plan, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters stated herein.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

The law covered by the opinion expressed herein is limited to the corporate laws of the State of Delaware including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP